Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM COMPLETES ACQUISITION OF
MATTRESS KING AND BEDMART RETAIL STORES

— Advances Market Share in Colorado and Arizona —

HOUSTON — June 5, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (NASDAQ: MFRM), the leading retailer of mattresses and accessories in the United States, announced the completion of its acquisition of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., which operates Mattress King retail stores in Colorado and BedMart retail stores in Arizona.

This acquisition will add approximately 75 specialty retail stores to the Mattress Firm company-operated store base in markets where the Company currently operates, primarily Denver, Colorado, Phoenix, Arizona and Tucson, Arizona, for an aggregate purchase price of approximately $35 million, subject to customary purchase price adjustments. The purchase price was funded by cash reserves and revolver borrowings, as well as a $3.5 million seller note that is payable in quarterly installments over two years.

Mattress Firm expects to rebrand and transition Mattress King and BedMart stores into Mattress Firm stores and has begun the process of outfitting the newly acquired stores with Mattress Firm’s unique “Comfort by Color®” merchandising approach, product offerings, point of sale systems and sales programs.

“Consistent with our core relative market share strategy, this acquisition adds stores in markets where Mattress Firm has company-operated stores,” said Steve Stagner, Mattress Firm president & chief executive officer. “Once rebranded, the added locations are expected to drive advertising efficiency and improved market-level profitability in those markets, which builds long-term value creation for our shareholders.”

About Mattress Firm

Houston-based Mattress Firm (NASDAQ: MFRM) is a high growth specialty retailer, recognized as one of the nation’s leading specialty bedding companies, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,500 company-operated and franchised stores across 36 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Relations Contact:  Kim Hardcastle, khardcastle@jacksonspalding.com, 404-214-0693